Exhibit 99.1

Contact:

Randy Jonkers

Chief Financial Officer

800.287.4383

investor.relations@pervasive.com

Pervasive Software Reports Results for its First Quarter of Fiscal Year 2007

September quarter marks the company’s twenty-third consecutive quarter of profitability

AUSTIN, TEXAS – October 24, 2006 – Pervasive Software® Inc. (NASDAQ:PVSW), a global value leader in embeddable data management and integration software, today announced financial results for the first quarter ending September 30, 2006. Revenue and pro forma earnings reported for the first quarter are in line with updated guidance previously provided for the quarter.

“While first quarter revenues fell short of our initial target, we continue to effectively manage our expenses, which allowed us to deliver our twenty-third consecutive quarter of profitability, grow cash and continue to be active with our stock repurchase program,” said John Farr, president and CEO of Pervasive Software. “The integration products group fell just short of revenue expectations for the quarter while the database products group faced more significant challenges, including summer seasonality that particularly affects our extensive international database business and reduced demand associated with the latter half of the version life cycle for P.SQL V9.”

Revenue was $10.0 million for the first quarter of fiscal year 2007, compared to $11.7 million for the first quarter of last fiscal year. On a GAAP-basis, net income was $0.7 million, or $0.03 diluted earnings per share, for the quarter, compared to net income of $0.3 million, or $0.01 diluted earnings per share, for the first quarter of last fiscal year. GAAP-basis net income and diluted earnings per share for the quarter were slightly higher than the updated guidance provided earlier in October due primarily to a lower than expected income tax provision for GAAP-basis presentation. On a pro forma basis, as described below, Pervasive realized pro forma net income of $1.1 million, or $0.05 diluted and fully-taxed earnings per share, in the first quarter of fiscal year 2007, compared to pro forma net income of $1.0 million, or $0.04 diluted and fully-taxed earnings per share, in the first quarter of last fiscal year.

Pervasive continued to generate positive cash flow from operations with $2.7 million in the first quarter of fiscal 2007, ending the quarter with $44.2 million in cash and marketable securities and no debt, representing approximately $1.98 per issued and outstanding share.

Pervasive acquired 621,400 shares of Pervasive common stock on the open market at a total cost of approximately $2.5 million, or approximately $3.91 per share, during the quarter ended September 30, 2006. The Company has approximately $2.5 million authorized repurchase funds remaining under its $5.0 million stock repurchase program announced in July 2006.

Business Outlook

For the second fiscal quarter ending December 31, 2006, Pervasive expects revenue to be in the range of $9.5 million to $10.5 million and GAAP-basis diluted earnings per share of $0.00 to $0.03. GAAP-basis profitability is expected to include amortization of purchased intangibles and stock-based compensation expense, together representing approximately $0.8 million in the second quarter of fiscal year 2007. In each quarter of fiscal year 2007, the company intends to present pro forma results of operations, before amortization of purchased intangibles and stock-based compensation expense, and with all periods tax effected on a pro forma basis at a consistent statutory rate of 34% on pre-tax income. While the company continues to enjoy a relatively low effective tax rate, presentation of pro forma results with a consistent statutory tax rate of 34% is believed to assist the investor community in comparison of Pervasive’s pro forma results from period to period as well as comparison of Pervasive’s results with that of comparable companies. The company expects pro forma adjustments to result in pro forma diluted and fully taxed earnings per share of approximately $0.04 to $0.07 in the December quarter, compared to pro forma diluted and fully-taxed earnings per share of $0.05 for the second quarter of fiscal year 2006.

Pervasive management believes that the pro forma results described in this release are useful for an understanding of Pervasive’s ongoing operations because GAAP expected results include non-cash charges associated with the amortization of purchased intangibles and stock-based compensation expense. Management uses these pro forma results to compare the company’s performance to that of prior periods for analysis of trends, and to evaluate the company’s financial strength, develop budgets, manage expenditures and develop a financial outlook. Pro forma results are supplemental and are not intended as a substitute for GAAP results.

Conference Call Details

Pervasive will host a conference call to discuss these results with the investment community today at 5:00 P.M. Eastern time. The dial-in numbers for the call are 800-895-4790 (toll-free) or 785-424-1071 (international). The conference ID is “PVSW”. The conference call may also be accessed live over the Web at www.pervasive.com/ircalendar. Check the Web site before the call for login information. Replay will be available 6 P.M Eastern Tuesday, October 24, to midnight, Tuesday, October 31, by dialing 800-283-8486 (toll-free) or 402-220-0869 (international), or for a longer period through Pervasive’s Web site.

About Pervasive Software

Pervasive Software (NASDAQ: PVSW) provides embeddable data management and integration software to help companies grow and extend the value of their data investments. For more than two decades, Pervasive has delivered value with a compelling combination of performance, flexibility, reliability and low total cost of ownership.

Today, Pervasive is leading its chosen markets by defining and accelerating the inevitable transition from high cost to high value. Pervasive’s hallmark is the size, diversity and loyalty of its customer base, partners and channels: tens of thousands of customers in virtually every industry, in more than 150 countries, rely on Pervasive to manage, integrate, analyze and secure their critical data. For additional information, go to www.pervasive.com.

Cautionary Statement

This document contains forward-looking statements that involve risks and uncertainties concerning the company, including the company’s expected performance for the second quarter ending December 31, 2006, and the company’s strategy and profitability going forward. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These risks and uncertainties include, among others, the company’s ability to attract and retain existing and/or new customers; the company’s ability to issue new products or releases of solutions that meet customers’ needs or achieve acceptance by the company’s customers; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results; the introduction of new products by competitors or the entry of new competitors; the company’s ability to preserve its key strategic relationships; the company’s ability to hire and retain key employees; and economic and political conditions in the US and abroad. All of these factors may result in significant fluctuations in the company’s quarterly operating results and/or its ability to sustain or increase its profitability. More about potential factors that could affect the company’s business and financial results is included in Pervasive’s Form 10-K/A for the fiscal year ended June 30, 2006, which is on file with the SEC and available at the SEC’s website at www.sec.gov. Pervasive is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

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All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.

Pervasive Software Inc.

Condensed Consolidated Statements of Operations (GAAP) (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended September 30
	2006	2005
Revenues:
Product licenses	$6,981	$8,856
Services and other	2,986	2,834

Total revenue	9,967	11,690

Costs and expenses:
Cost of product licenses	1,041	573
Cost of services and other	1,147	1,451
Sales and marketing	3,716	5,041
Research and development	2,249	2,877
General and administrative	1,517	1,625

Total costs and expenses	9,670	11,567

Operating income	297	123

Interest and other income, net	519	259
Income tax provision	(86)	(50)

Net income	$730	$332

Diluted earnings per share:	$0.03	$0.01

Shares used in computing diluted earnings per share	22,223	22,536

(A)	See pro forma results of operations and related reconciliation to GAAP results for the three months ended September 30, 2006 and 2005, respectively, on a subsequent page of this release.

Pervasive Software Inc.

Pro Forma Condensed Consolidated Statements of Operations (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended September 30, 2006			Three months ended September 30, 2005
	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted

Revenues:
Product licenses	$6,981	$—	$6,981	$8,856	$—	$8,856
Services and other	2,986	—	2,986	2,834	—	2,834

Total revenue	9,967	—	9,967	11,690	—	11,690

Costs and expenses:
Cost of product licenses	1,041	(317)	724	573	(317)	256
Cost of services and other	1,147	(18)	1,129	1,451	(29)	1,422
Sales and marketing	3,716	(191)	3,525	5,041	(274)	4,767
Research and development	2,249	(60)	2,189	2,877	(162)	2,715
General and administrative	1,517	(307)	1,210	1,625	(405)	1,220

Total costs and expenses	9,670	(893)	8,777	11,567	(1,187)	10,380

Operating income	297	893	1,190	123	1,187	1,310
Interest and other income, net	519	—	519	259	—	259
Income tax provision	(86)	(495)	(581)	(50)	(483)	(533)

Net income	$730	$398	$1,128	$332	$704	$1,036

Diluted earnings per share:	$0.03		$0.05	$0.01		$0.04

Shares used in computing diluted earnings per share	22,223	751	22,974	22,536	735	23,271

(A)	See Unaudited Condensed Consolidated Statements of Operations on a prior page of this release. Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.

(B)	Pro forma adjustments consist of: (1) $0.3 million of purchased intangibles amortization in the quarters ending September 30, 2006 and 2005 related to the Data Junction acquisition; (2) $0.6 million and $0.9 million of stock based compensation expense for the quarters ending September 30, 2006 and 2005, respectively, in accordance with Statement of Financial Accounting Standards No. 123R; and (3) income tax adjustments in order to present pro forma results using a statutory tax rate of 34%.

Pervasive Software Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2006	June 30, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and marketable securities	$44,204	$43,542
Trade accounts receivable, net	6,678	7,383
Deferred tax assets, net	1,875	1,900
Prepaid expenses and other current assets	1,844	1,773

Total current assets	54,601	54,598

Property and equipment, net	1,620	1,724

Purchased technology, net	3,875	4,663
Goodwill	38,953	38,953
Deferred tax assets, net	400	400
Other assets	226	300

Total assets	$99,675	$100,638

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,610	$5,885
Deferred revenue	5,620	5,592

Total current liabilities	11,230	11,477

Stockholders’ equity	88,445	89,161

Total liabilities and stockholders’ equity	$99,675	$100,638